UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2021

DOLLAR TREE, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway Chesapeake, Virginia	23320
(Address of principal executive offices)	(Zip Code)

(757) 321-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On December 12, 2021, Dollar Tree, Inc., a Virginia corporation (“Dollar Tree”), issued a press release, a copy of which is filed as Exhibit 99.1 and is incorporated herein by this reference.

Additional Information

Dollar Tree plans to file a proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). DOLLAR TREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Dollar Tree with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Dollar Tree, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Dollar Tree stockholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of Dollar Tree’s directors and executive officers in Dollar Tree stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication may contain certain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. Although Dollar Tree believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties, which are subject to change based on various important factors (some of which are beyond Dollar Tree’s control). Moreover, new risks and uncertainties emerge from time to time and it is not possible for Dollar Tree to predict all risks and uncertainties that could have an impact on its forward-looking statements. More detailed information about these factors may be found in filings made by Dollar Tree with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Dollar Tree is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated as of December 12, 2021, issued by Dollar Tree, Inc.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.
(Registrant)
Date: December 12, 2021	By:	/s/ Kevin S. Wampler
		Name:	Kevin S. Wampler
		Title:	Chief Financial Officer

EXHIBIT 99.1

Dollar Tree Sets the Record Straight Regarding Recent Engagement with Mantle Ridge;

Comments on Mantle Ridge’s Notice of Nomination of Directors

CHESAPEAKE, VA – December 12, 2021 – Dollar Tree (Nasdaq: DLTR) (“Dollar Tree” or the “Company”) today issued the following statement regarding recent interactions with Mantle Ridge and its notice seeking to nominate a full slate of 11 directors to the Company’s Board of Directors at its 2022 Annual Meeting:

“Dollar Tree’s Board of Directors and management team maintain an ongoing dialogue with shareholders and welcome input about the Company’s strategy and performance. We are however disappointed that Mantle Ridge has been unwilling to engage with us constructively and has instead chosen to proceed in such an unwarrantedly aggressive and hostile manner. Mantle Ridge’s overreach in seeking to replace our full Board with its own hand-picked slate -- despite having no ideas or plans to improve on our business or operations -- is not justified nor would it be in the best interests of Dollar Tree shareholders.

“Dollar Tree first heard from Mantle Ridge when it filed a Schedule 13D on November 12 reflecting a significant economic interest in the Company (almost entirely through derivative instruments) and sent a letter to the Dollar Tree Board. In its letter, Mantle Ridge expressed its support of the Company’s multi-price strategy and applauded the Company’s “steady resistance” to calls to dispose of or dismantle Family Dollar, which it agreed “would have been a grave error and enormously value destructive”. Within days, Dollar Tree invited Mantle Ridge to present its ideas for business improvement to the Dollar Tree Board. Mantle Ridge, however, declined all invitations to meet with Dollar Tree unless with the entire Board in person and so waited until the regularly scheduled in-person Board meeting three weeks later. On December 2, the entire Dollar Tree Board met in person for several hours with Mr. Paul Hilal, Mr. Richard Dreiling and three other Mantle Ridge representatives.

“At that meeting, despite repeated requests both in advance of and during the meeting, Mantle Ridge offered no new ideas for how to improve the Company’s performance or operations. The only operational suggestion made – that the Company should sell Dollar Tree merchandise at Family Dollar stores – is something Dollar Tree has already been doing for several years. Instead, Mantle Ridge simply expressed that it wanted a majority of the Board to be replaced, Mr. Dreiling to be named Executive Chairman, and other control rights. Taken together, in the view of the Board, these demands amounted to handing control of the Company to Mr. Hilal and Mantle Ridge.

“After deliberating on that meeting, the Dollar Tree Board sent a letter to Mantle Ridge (the full text of which is set forth below) in which, among other things, it offered to explore a settlement in which Mr. Dreiling would be added to the Dollar Tree Board (and potentially be engaged as a meaningful consultant) and also offered Mantle Ridge a role in the Company’s ongoing Board refreshment program. Continuing Mantle Ridge’s pattern, the Company never heard back from Mantle Ridge until it received the letter nominating its slate to replace the entire Board.

“The Company is on an increasingly strong performance trajectory, based on initiatives it has been pursuing. Dollar Tree remains focused on executing its strategy to drive growth and profitability, and the continued acceleration of its strategic initiatives, including the expanded rollout of its strategic store formats. As previously announced, based on positive customer reaction, the success of its new Combo and Dollar Tree Plus store formats, and thoughtful testing, the Company is adding new price points above $1 across all Dollar Tree Plus stores and will be rolling out $1.25 price point across the majority of its assortment in all legacy Dollar Tree stores by the end of fiscal Q1 2022. This was not a decision the Company took lightly, and required careful planning, including to ensure that it continues to provide a meaningful assortment with extreme value to its customers. Operational performance at converted Dollar Tree stores continues to validate our earlier tests and demonstrates the success of the Company’s strategy and execution.

“The Company’s stock price jumped significantly higher immediately upon the announcement of this major strategic decision, and the Company has received positive feedback from many shareholders since the announcement commending Dollar Tree’s direction. These reactions demonstrate that investors are reacting positively to Dollar Tree’s strategic moves, which are the prime factors for the Company’s recent stock price outperformance.

“Dollar Tree’s Board of Directors and management team have deep industry and operational knowledge in areas highly relevant to the Company’s operations. Further, Dollar Tree’s recently refreshed Board, including a majority of independent directors who were elected since January 2016, has a valuable mix of experience and insights to drive the Company’s strategy and oversee management’s execution. By contrast, most of Mantle Ridge’s hand-picked nominees are drawn from boards of companies at which Mantle Ridge is highly influential, if not in total control, hardly a model of good corporate governance.

“Regardless, the Dollar Tree Board stands ready to engage constructively with Mantle Ridge, even though it is disappointed that, rather than pursuing constructive engagement, Mantle Ridge has chosen to embark on an unwarranted and potentially disruptive proxy contest to replace the entire Board. While the Company would like to avoid an expensive and distracting proxy fight, the Board does not believe that handing control of the Company to Mr. Hilal and Mantle Ridge as it demands is in the best interests of Dollar Tree, its shareholders or other stakeholders.”

The full text of Dollar Tree’s December 7, 2021 letter to Mantle Ridge is below:

Dear Mr. Hilal,

Thank you for addressing the full Dollar Tree Board last week, along with your project advisors. We were glad to have the opportunity to meet in person and engage over several hours to learn about Mantle Ridge, its history and its investment philosophy.

We commend you for having made a very smart investment in Dollar Tree. Thanks to the strategic initiatives the company has tested and consequently implemented in recent periods, you have already earned your investors a substantial return. We agree that Dollar Tree has transformational upside potential in the near- and long-term. We are always open to new ideas and Board refreshment and very much value your contributions in the years to come, but we disagree – based on our current trajectory – with your suggestion that the company is in need of a change in strategy, a change in a majority of the Board, and a change in Board and executive leadership. We strongly believe that the breadth and depth of the changes you suggest would be very disruptive and value destructive.

Unlike the two examples you presented where Mantle Ridge came to the rescue of companies with leadership voids or unrefreshed Boards where fundamental change was necessary, Dollar Tree has new leadership and is currently executing on a clearly enunciated and powerful shareholder value creating strategy. We as the Board – a majority of whom are independent directors added in the last six years – are extremely excited about the company’s prospects.

The company has managed through the challenges of what Wall Street analysts have described as the triple “black swan” events of the trade and tariff disputes, the ongoing global pandemic, and the global supply chain disruption. Having made the momentous strategic decision to “break the buck,” along with the cumulative successes of the multi-price Dollar Tree Plus concept and our Combo and H2 format stores which bring together the best of both banners, we are on a path to once again be the most profitable and fastest growing deep discount retailer in the country. That bright future would be placed at risk by the fundamental overhaul you are proposing.

Of course, we welcome any and all proposed improvements to our plan to enhance shareholder value. Indeed, we had hoped that you would come to the Board meeting with your plan for the company, and that you and your advisors would have concrete suggestions for making the company even stronger. Frankly, we were disappointed that you did not do so. Replacing a majority of the Board and key leadership is not a business plan.

Clearly, as you noted, a proxy fight would be highly disruptive, expensive and likely damaging to the company at a time when our initiatives are taking hold and our performance is trending well. We would very much like to avoid that damage and are sure that as a major shareholder you would too, especially since we all seem to agree on the continued rollout of the multi-price point model and continuing to drive synergies with Family Dollar.

For this reason, and because we are always willing to embrace suggestions that are consistent with good governance, we would like to continue exploring with you the possibility of a settlement in which Rick Dreiling, given his experience and acumen as a merchant, would join the Board as a director, and possibly also as a meaningful consultant, to be able to bring his talents and expertise to the company and supplement senior management in a positive manner. If Rick is willing to become an active contributor on the Board, we would welcome him and embrace his commitment and suggestions.

Under our waterfall approach to the Board refreshment program, we have already identified a few terrific candidates who would add specific skills we believe would benefit the Board. In addition to the immediate addition of Rick Dreiling, we would make the choice of another director under our continuing Board refreshment to be subject to Mantle Ridge’s consent. Such a construct would present to the shareholders of the company a united front, and a synthesis of the best that Mantle Ridge and the company can present together.

Again, we welcome you as a new investor and are very open to suggestions that you may have to make the company even better. We hope to continue engaging with you as an active investor who cares deeply about the success of this extraordinary company. But after reflecting on your presentation and deliberating over it, we are unanimously convinced that it would be inappropriate, unwarranted, not in the interests of the company’s shareholders, and entirely at odds with our fiduciary duties, to simply hand control of the company over to you as you have requested.

The Dollar Tree Board is extremely excited about the prospects for the company. We appreciate your efforts as an engaged shareholder and believe you have made an excellent investment. If there is a way we can work together constructively on an ongoing basis, we would welcome you with open arms.

Sincerely,

Greg Bridgeford Lead Independent Director Chair, Compensation Committee	Stephanie P. Stahl Chair, Nominating, Governance & Sustainability Committee
Jeffrey G. Naylor Chair, Audit Committee	Bob Sasser Executive Chairman
Arnold Barron Independent Director	Thomas W. Dickson Independent Director
Lemuel E. Lewis Independent Director	Winnie Y. Park Independent Director
Carrie A. Wheeler Independent Director	Thomas E. Whiddon Independent Director
Michael A. Witynski President & Chief Executive Officer

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 company, operated more than 15,900 retail discount stores in 48 states and five Canadian provinces as of October 30, 2021. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Additional Information

Dollar Tree, Inc. (“Dollar Tree”) plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). DOLLAR TREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Dollar Tree with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Dollar Tree, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Dollar Tree stockholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of Dollar Tree’s directors and executive officers in Dollar Tree stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication may contain certain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. Although Dollar Tree believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties, which are subject to change based on various important factors (some of which are beyond Dollar Tree’s control). Moreover, new risks and uncertainties emerge from time to time and it is not possible for Dollar Tree to predict all risks and uncertainties that could have an impact on its forward-looking statements. More detailed information about these factors may be found in filings made by Dollar Tree with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Dollar Tree is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Dollar Tree, Inc.

Randy Guiler, 757-321-5284

Vice President, Investor Relations

Sard Verbinnen & Co

Stephen Pettibone / Andrew Duberstein / Hayley Cook

DollarTree-SVC@SARDVERB.com